Exhibit 99.1

enVVeno Receives Not-Approvable Letter from the FDA for the VenoValve®

IRVINE, Calif. – August 20, 2025 – enVVeno Medical Corporation (Nasdaq: NVNO) (“enVVeno” or the “Company”), a company setting new standards of care for the treatment of deep venous disease, today announced that it has received a not-approvable letter from the U.S. Food & Drug Administration (FDA) in response to its Premarket Approval (PMA) application for VenoValve®, a surgical replacement venous valve for treating severe deep chronic venous insufficiency (CVI).

The letter indicates that the FDA completed its review of the VenoValve PMA application and determined that it is unable to approve the PMA for the VenoValve in its current form. In particular, the FDA indicated that the favorable revised Venous Clinical Severity Score (rVCSS) data generated by the study to show clinical improvement, together with the improvements in pain scores and venous specific quality of life indicators was not sufficient on its own to determine favorability of the benefit risk profile for the VenoValve. Without a specific hemodynamic measurement that correlates with patient improvement, the FDA raised concerns about bias and the possibility that clinical improvement occurred as a result of the patients being enrolled in a study.

The FDA also focused on safety concerns which were attributed to the VenoValve open surgical procedure, and that required re-hospitalizations. The Company would not expect to see similar safety events with a non-surgical replacement valve.

“We are obviously disappointed by the FDA’s decision. The results showed that a high percentage of the patients in the SAVVE study, who all previously failed standard of care treatments, showed significant clinical improvement after receiving the VenoValve. With the VenoValve being the only difference in their care, it is hard to not attribute the improvement to the VenoValve,” said Robert Berman, enVVeno Medical’s Chief Executive Officer. “We remain committed to the 2.5 to 3.5 million patients suffering from severe deep venous CVI in the U.S. and who have no effective treatment options and will continue to work with the FDA on new criteria to demonstrate the safety and effectiveness of our devices.”

enVVeno Medical is reviewing the feedback from the FDA and is assessing all options, which may include a meeting to discuss requirements for a potential resubmission of the VenoValve or appeal of the decision along with appropriate next steps. The Company also expects to apply the key learnings from this FDA approval process as it advances enVVe, its non-surgical replacement venous valve for which it is preparing an IDE application.

About enVVeno Medical Corporation

enVVeno Medical (NASDAQ:NVNO) is an Irvine, California-based, late clinical-stage medical device Company focused on the advancement of innovative bioprosthetic (tissue-based) solutions to improve the standard of care for the treatment of deep venous disease. The Company’s lead product, the VenoValve®, is a first-in-class surgical replacement venous valve being developed for the treatment of severe deep Chronic Venous Insufficiency (CVI). The Company is also developing a non-surgical, transcatheter based replacement venous valve for the treatment of deep venous CVI called enVVe®. Both the VenoValve and enVVe are designed to act as one-way valves, to help assist in propelling blood up the leg, and back to the heart and lungs. The Company is currently performing the final testing necessary to seek approval for the pivotal trial for enVVe.

1

Cautionary Note on Forward-Looking Statements

This press release and any statements of stockholders, directors, employees, representatives and partners of enVVeno Medical Corporation (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results and timing (may differ significantly from those set forth or implied in the forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future presentations or otherwise, except as required by applicable law.

INVESTOR CONTACT:

Jenene Thomas, JTC Team, LLC

NVNO@jtcir.com

(908) 824-0775

MEDIA CONTACT:

Glenn Silver, FINN Partners

Glenn.Silver@finnpartners.com

(973) 818-8198

2